RAMCO-GERSHENSON CLOSES OFFERING OF 6,900,000 COMMON SHARES OF
BENEFICIAL INTEREST, INCLUDING THE EXERCISE OF THE UNDERWRITERS’ OVER-
ALLOTMENT OPTION
Company Release – 05/18/2010
FARMINGTON HILLS, Mich. --(BUSINESS WIRE)-- Ramco-Gershenson Properties Trust (NYSE:RPT) today announced that it has closed its previously announced public offering of 6,900,000 newly issued common shares of beneficial interest, including 900,000 shares pursuant to the underwriters’ over-allotment option, at $11.50 per share. The joint book-running managers for this offering were BofA Merrill Lynch and J.P. Morgan Securities Inc. Deutsche Bank Securities Inc. and KeyBanc Capital Markets Inc. acted as lead managers of the offering, and RBC Capital Markets Corporation and Stifel, Nicolaus & Company, Incorporated acted as co-managers.
Ramco-Gershenson received net proceeds from this offering of approximately $75.6 million after deducting underwriting discounts, commissions and estimated transaction expenses payable by the Trust. Ramco-Gershenson intends to use the net proceeds from the offering to prepay the $33.0 million principal payment of its secured term loan facility, to pay off two mortgages in aggregate of $15.9 million and to reduce outstanding borrowings under its secured revolving credit facility.
Copies of the final prospectus supplement, dated May 13, 2010, relating to these securities may be obtained by contacting BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email Prospectus.Requests@ml.com; or J.P. Morgan Securities Inc., Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (866) 803-9204.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.
ABOUT RAMCO-GERSHENSON PROPERTIES TRUST
Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Company owns interests in 87 shopping centers totaling approximately 19.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, Maryland and Illinois.
For additional information regarding Ramco-Gershenson Properties Trust visit the Company’s website at www.rgpt.com.
This press release contains forward-looking statements with respect to the operation of certain of the Company’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include our success or failure in implementing our business strategy, economic conditions generally and in the commercial real estate and finance markets specifically, our cost of capital, which depends in part on our asset quality, our relationships with lenders and other capital providers, our business prospects and outlook, changes in governmental regulations, tax rates and similar matters, and our continuing to qualify as a REIT, and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.
Source: Ramco-Gershenson Properties Trust
Contact:
Ramco-Gershenson Properties Trust
Dawn Hendershot, Director of Investor Relations and Corporate Communications
(248) 592-6202